As filed with the Securities and Exchange Commission on August 16, 2016

Registration No. 333-209884

333-201996

333-193638

333-188662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARKETO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	56-2558241
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

901 Mariners Island Blvd., Suite 500

San Mateo, California 94404

(Address of principal executive offices, including zip code)

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

(Full title of the plan)

Phillip M. Fernandez

President and Chief Executive Officer

Marketo, Inc.

901 Mariners Island Blvd., Suite 500

San Mateo, California 94404

(650) 376-2300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries Michael E. Coke Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Margo M. Smith Senior Vice President and General Counsel Marketo, Inc. 901 Mariners Island Blvd., Suite 500 San Mateo, California 94404 (650) 376-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Marketo, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-209884	March 2, 2016	2013 Equity Incentive Plan	2,180,317
		2013 Employee Stock Purchase Plan	436,063
333-201996	February 10, 2015	2013 Equity Incentive Plan	2,074,053
		2013 Employee Stock Purchase Plan	414,810
333-193638	January 29, 2014	2013 Equity Incentive Plan	1,962,498
		2013 Employee Stock Purchase Plan	392,499
333-188662	May 17, 2013	2006 Stock Plan	8,196,404
		2013 Equity Incentive Plan	3,462,419
		2013 Employee Stock Purchase Plan	738,032

On May 27, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Milestone Holdco, LLC, a Delaware limited liability company (“Parent”) and Milestone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 16, 2016, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on August 16, 2016.

MARKETO, INC.

By:	/s/ Margo M. Smith
Name:	Margo M. Smith
Title:	Senior Vice President & General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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